FOR IMMEDIATE RELEASE
Contact: Neil Cotiaux, FHLBank Pittsburgh: 412-288-2851, cell: 412-335-9488;

Neil.cotiaux@fhlb-pgh.com

FHFB APPOINTS TWO DIRECTORS TO FHLBANK PITTSBURGH BOARD

PITTSBURGH, PA, May 17, 2007 – The Federal Home Loan Bank of Pittsburgh (FHLBank Pittsburgh) announced today that the Federal Housing Finance Board (FHFB) has appointed two directors to the Board of Directors of the Bank.

Named were Patrick A. Bond and Brian A. Hudson. Both were named to the Board as Public Interest Directors. Bond is a Founding General Partner at Mountaineer Capital, LP in Charleston, West Virginia. Hudson is Executive Director and Chief Executive Officer of the Pennsylvania Housing Finance Agency (PHFA) in Harrisburg, PA.

Bond and Hudson will serve the remainder of three-year terms that expire December 31, 2008. With these two appointments, the Pittsburgh Bank’s Board of Directors now includes 15 members.

“We are delighted that FHFB has appointed two additional directors to our Board,” said John R. Price, President and Chief Executive Officer of FHLBank Pittsburgh. “Pat and Brian have a keen appreciation of the societal need for affordable housing, a deep understanding of the complexities of housing finance and the capital markets, and have earned tremendous respect within the community development and economic development arenas. They have been steadfast partners of this Bank on behalf of their respective stakeholders. We greatly admire their talents and accomplishments and welcome them to the Board.”

Patrick A. Bond

Since 2000, Patrick A. Bond has been a Founding General Partner of Mountaineer Capital, LP, a venture capital firm licensed as a Small Business Investment Company (SBIC) by the U.S. Small Business Administration. Mountaineer Capital provides needed investments to new and expanding businesses in West Virginia and surrounding states, with initial investments generally ranging from $250,000 to $1 million.

In addition to his leadership role at Mountaineer Capital, Bond served as President and Chief Executive Officer of Atlantic Financial Federal of West Virginia (1988-1993); President of Eastern Marketing Corporation, a natural gas marketing firm (1993-1995); as President of Growth Management Group, an independent consulting practice (1996-1998), and as Managing Director of McCabe Henley Properties, LP, a real estate investment firm (1998-2002).

At Atlantic Financial Federal, then the largest single-family lender in West Virginia, Bond established a consortium of private lenders aligned with the West Virginia Housing Development Fund (WVHDF) to create a secondary market program for Habitat for Humanity homes. At McCabe Henley, he advocated the establishment of mixed-income, owner-occupied housing, integrating WVHDF funding with investments from local foundations in support of such housing. As a member of FHLBank’s Affordable Housing Advisory Council for nine years, he provided the Bank’s Board with insights into the needs of a variety of community stakeholders across West Virginia.

Active in civic affairs, Bond serves as President of the West Virginia Symphony Orchestra and is a member of the boards of the Charleston Area Alliance and Clay Center for the Arts and Sciences of West Virginia.

Bond holds BS and MS degrees in Industrial Engineering from West Virginia University.

Brian A. Hudson

Brian A. Hudson is Executive Director and Chief Executive Officer of the Pennsylvania Housing Finance Agency, an organization with which he has been affiliated for more than 30 years. PHFA provides residential mortgages to low- and moderate-income first-time homebuyers, provides loans and equity to developers of affordable rental housing, and provides capital to developers to rebuild and revitalize distressed communities.

Since its creation in 1972, PHFA has generated $8 billion of funding for 130,000 home mortgage loans and 75,000 rental units and has saved nearly 40,000 family homes from foreclosure. PHFA is one of the largest housing agencies in America.

Hudson has served as PHFA’s CEO since July 2003. He has overall responsibility for the management of agency activities related to affordable housing, finance, product development and business planning implementation. He also directs policy and legislative initiatives at both the Federal and State levels. He has directed the restructuring of agency products to offer more effective, market-driven financing alternatives and has also been personally involved in capital markets transactions.

Prior to being named CEO, Hudson served the agency as its Deputy Executive Director and Chief Financial Officer, Assistant Executive Director of Finance and Administration, Director of Finance, as Manager of Investments and as a Staff Accountant. Hudson earned a BA from Pennsylvania State University and holds two professional certifications, Certified Public Accountant and Certified Treasury Professional.

Hudson serves on the boards of the National Council of State Housing Agencies and Lackawanna College.

About FHLBank Pittsburgh

FHLBank Pittsburgh is a wholesale bank that serves the housing finance and community and economic development needs of its owner-members. FHLBank Pittsburgh provides reliable access to low-cost funds, competitive pricing in the purchase of mortgage loans, correspondent banking services, technical assistance, affordable housing grants and other programs so members can better serve their own communities. FHLBank Pittsburgh is privately capitalized and funded, does not use taxpayer dollars, and enjoys a triple-A rating. It currently has 339 members in its district of Delaware, Pennsylvania and West Virginia and holds approximately $73 billion in assets. FHLBank Pittsburgh is one of twelve Banks in the Federal Home Loan Bank System, established by Congress in 1932 to support the residential mortgage activities of local financial institutions.

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